Exhibit 10.27
Compensatory Arrangements with Non-Employee Directors

Cash Compensation:

Annual cash retainer - $35,000
Lead independent director additional annual cash payment - $15,000
Annual committee fees:

	Annual	Annual
	Chair	Member
Committee	Fee	Fee
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$7,000	$3,500
Development Committee	$7,500	$5,000

Equity Compensation:

Initial equity award upon commencement of service as a board member: non-qualified stock option to purchase 30,000 shares of Adamas common stock that vests annually over three years of service.

Annual equity award: non-qualified stock option to purchase 15,000 shares that vests after one year of service.

Additionally, upon the closing of a change of control, the vesting of all outstanding equity awards held by our non-employee directors will accelerate in full.